Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our report dated June 6, 2025, relating to the audited combined financial statements of American Bitcoin Corp. (the “Report”) included in Amendment No. 1 to the Current Report on Form 8-K/A (File No. 001-39096) filed by Gryphon Digital Mining, Inc. on July 2, 2025, and the incorporation by reference of the Report in the following Gryphon Digital Mining, Inc. Registration Statements:

1.	Registration Statements on Form S-3 (File Nos. 333-277060, 333-278805, and 333-283440); and

2.	Registration Statement on Form S-8 (File No. 333-278554).

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

July 2, 2025